Exhibit 4.5
FORM OF NOTE
THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, THE ISSUER WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE; (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE; AND (3) THE YIELD TO MATURITY OF THE NOTE. HOLDERS SHOULD CONTACT THE ISSUER’S CHIEF EXECUTIVE OFFICER, AT 80 E. RICH STREET, COLUMBUS, OHIO 43215.
ROOT, INC.
FLOATING RATE SENIOR SECURED NOTE DUE [●], 2024

No. [ ]	[Date]
$[ ]
1.FOR VALUE RECEIVED, the undersigned, ROOT, INC. (herein called the “Issuer”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [     ] (herein called the “Holder”), or registered assigns, the principal sum of [      ] DOLLARS (or so much thereof as shall not have been prepaid) on [●], 2024 (the “Maturity Date”), with interest on the unpaid principal amount thereof accruing from the date purchased through maturity (whether by acceleration or otherwise) at the Adjusted LIBO Rate for the applicable Interest Period then in effect plus the Applicable Margin (or, solely to the extent required by Section 2.12 of the Note Purchase Agreement (as defined below), the Alternative Rate plus the Applicable Margin), in each case, in accordance with Section 2.8 of the Note Purchase Agreement.
2.Notwithstanding the foregoing, at the election of the Administrative Agent (or upon the written request of the Required Noteholders), and automatically after the occurrence and during the continuance of an Event of Default pursuant to Sections 8.1(a), (b), (g), (h) or (j) of the Note Purchase Agreement, if an Event of Default has occurred and is continuing, and automatically after acceleration or with respect to any past due amount under the Note Purchase Agreement, the Issuer shall pay the Default Interest with respect to all Eurodollar Notes at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for such Notes for the then-current Interest Period, and with respect to all Alternative Rate Notes and all other Obligations under the Note Purchase Agreement, at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for Notes using the Alternative Rate.
3.Payments of principal of, interest on and any Prepayment Premium with respect to this Note are to be made in lawful money of the United States of America as provided in the Note Purchase Agreement.
4.This Note is one of a series of Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated November 25, 2019 (as from time to time amended, restated, supplement, replaced or otherwise modified, the “Note Purchase Agreement”), among Root Stockholdings, Inc., a Delaware corporation, as Holdings, the Issuer, the respective Noteholders party thereto from time to time and Wilmington Trust, National Association, as Administrative Agent, and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 10.11 of the Note Purchase Agreement and

(ii) made the representations set forth in Article XI of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.
5.Unless and until an Assignment and Acceptance effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by the Administrative Agent and recorded in the Register, the Borrower, the Administrative Agent and Noteholders shall be entitled to deem and treat the Holder as the owner and holder of this Note and the obligations evidenced hereby.
6.The Issuer will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise, and subject to any applicable Prepayment Premium.
7.If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Prepayment Premium) and with the effect provided in the Note Purchase Agreement.
8.This Note and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Note and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York.
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ROOT, INC.
By
Name:
Title: